Exhibit 99.1


       Electroglas Announces Fourth Quarter Fiscal 2007 Results


    SAN JOSE, Calif.--(BUSINESS WIRE)--June 28, 2007--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and software solutions for the semiconductor industry, today reported its operating results for the fourth fiscal quarter ended May 31, 2007.

    Revenue for the fourth quarter of fiscal 2007 was $8.7 million. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $6.1 million, or $0.23 per share and $0.19 on a pro forma basis. A reconciliation of pro forma operating results to GAAP results is included below.

    Fourth Fiscal Quarter 2007 Business Outlook

    Electroglas expects revenue for the first fiscal quarter of 2008 to increase to the $10-$12 million range and improving through the year as the Company's new products are adopted by new and existing customers.

    Investor Conference Call Details

    Electroglas' management plans to hold a teleconference on its fourth fiscal quarter results, along with its outlook for the first fiscal quarter 2008, today beginning at 2:00 p.m. PT, 5:00 p.m. ET. Interested parties who wish to attend the teleconference may call
(877) 753-5186 (United States); Conference ID is 9548032, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin. No reservations are required. The teleconference will be available via webcast from the Company's website at www.electroglas.com.

    About Electroglas

    Electroglas is a leading supplier of wafer probers and software solutions and services for the semiconductor industry. For more than 40 years, Electroglas has helped integrated device manufacturers
(IDMs), wafer foundries and outsourced assembly and test (OSAT) suppliers improve the overall effectiveness of semiconductor manufacturers' wafer testing. Headquartered in San Jose, California, with offices throughout the world, Electroglas has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." Additional information about Electroglas is available at www.electroglas.com.

    Safe Harbor Statement

    This news release contains forward-looking statements including statements relating to Electroglas' business outlook; and expectations regarding revenue and new product adoption in the first fiscal quarter of 2008. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas' products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent annual report on Form 10-K for the year ended May 31, 2006, its quarterly reports on Form 10-Q and periodic reports on Form 8-K filed from time to time with the SEC.


                          ELECTROGLAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per-share amounts)

                            Three months ended    Twelve months ended
                           --------------------- ---------------------
                            May 31,    May 31,    May 31,    May 31,
                               2007       2006       2007       2006
                           ----------- --------- ----------- ---------
                           (unaudited)           (unaudited)

Net sales                  $    8,701  $ 13,449  $   44,624  $ 44,317
Cost of sales                   8,172     8,451      35,141    32,014
                           ----------- --------- ----------- ---------
Gross profit                      529     4,998       9,483    12,303
Operating expenses:
  Engineering, research,
   and development              2,581     2,726      11,073    11,510
  Sales, general and
   adminstrative                3,622     4,980      16,418    16,153
  Restructuring and
   impairment charges             154         -        (330)      328
                           ----------- --------- ----------- ---------
       Total operating
        expenses                6,357     7,706      27,161    27,991
                           ----------- --------- ----------- ---------
Operating loss                 (5,828)   (2,708)    (17,678)  (15,688)
Interest expense, net            (167)     (243)       (348)     (982)
Other expense, net               (152)  (17,649)       (280)  (17,988)
                           ----------- --------- ----------- ---------
Loss before income taxes       (6,147)  (20,600)    (18,306)  (34,658)
Provision (benefit) for
 income taxes                      (6)       (1)          9      (628)
                           ----------- --------- ----------- ---------
Net loss                   $   (6,141) $(20,599) $  (18,315) $(34,030)
                           =========== ========= =========== =========

Net loss per share, basic
 and diluted               $    (0.23) $  (0.89) $    (0.70) $  (1.53)
                           =========== ========= =========== =========

Shares used in basic and
 diluted calculations          26,311    23,197      26,285    22,178
                           =========== ========= =========== =========

    Reconciliation of GAAP to Non-GAAP Financial Measures Financial
Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain unusual charges, gains, or benefits. Electroglas reports non-GAAP results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the non-GAAP measure helps indicate underlying trends in Electroglas' business, and management uses non-GAAP measures to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

    The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) loss to non-GAAP net loss:


                            Three months ended    Twelve months ended
                           -------------------------------------------
                            May 31,    May 31,    May 31,    May 31,
                               2007       2006       2007       2006
                           ----------- --------- ----------- ---------
                           (unaudited)           (unaudited)

GAAP loss before
income taxes                 $ (6,147) $(20,600) $  (18,306) $(34,658)
Non-GAAP adjustments:
  Debt conversion expense
   (1)                              -    17,603           -    17,603
  Stock based compensation
   expense (2)                      -       794           -       794
  Inventory Provision (3)       1,050         -       3,844         -
  Restructuring and
   impairment charges             154         -         129         -
  Indemnification release           -         -        (459)        -
                           ----------- --------- ----------- ---------
Non-GAAP loss before
 income taxes                  (4,943)   (2,203)    (14,792)  (16,261)
Income tax provision
 (benefit)                         (6)       (1)          9      (627)
                           ----------- --------- ----------- ---------
Non-GAAP net loss            $ (4,937) $ (2,202) $  (14,801) $(15,634)
                           =========== ========= =========== =========
Non-GAAP net loss per
 share, basic and diluted    $  (0.19) $  (0.09) $    (0.56) $  (0.70)
                           =========== ========= =========== =========

    The following is a reconciliation of GAAP gross profit to non-GAAP gross profit:

                              Three months ended  Twelve months ended
                             -----------------------------------------
                              May 31,    May 31,   May 31,    May 31,
                                 2007      2006       2007      2006
                             ----------- -------- ----------- --------
                             (unaudited)          (unaudited)

GAAP gross profit            $      529  $ 4,998  $    9,483  $12,303
Non-GAAP adjustments:
  Inventory provision (3)         1,050        -       3,844        -
                             ----------- -------- ----------- --------
Non-GAAP gross profit        $    1,579  $ 4,998  $   13,327  $12,303
                             =========== ======== =========== ========

Net sales                    $    8,701  $13,449  $   44,624  $44,317
                             =========== ======== =========== ========

Non-GAAP gross margin                18%      37%         30%      28%
                             =========== ======== =========== ========

    (1) During May 2006, the Company exchanged $25.0 million of its Notes for 4,268,000 shares of its common stock and $7.5 million in cash in privately negotiated transactions with Note holders. The offer and issuance of the common stock underlying these transactions were exempt from registration under Section 4 (2) of the Securities Act of 1933 and were freely tradeable upon issuance. At the conversion price of $10.2465 per share, the $25.0 million of Notes exchanged would have been convertible into 2,440,000 shares of common stock. For accounting purposes, the additional 1,828,000 shares of common stock that the Company issued in these transactions, valued at $8.6 million, the $7.5 million cash paid, the unamortized bond costs of $1.1 million, and the transaction costs of $0.4 million were considered an inducement for the holders to convert their Notes, which required the Company to record a non-operating debt conversion expense of approximately $17.6 million during the year ended May 31, 2006. These transactions resulted in a $25.0 million reduction of the Notes outstanding and increased Stockholders' Equity by $33.6 million.

    (2) In April 2006, the Company's chairman and CEO, Keith Barnes, resigned his positions with the Company. In connection with this resignation, the compensation committee of the Board of Directors approved a consulting agreement with Mr. Barnes which resulted in his vested options continuing to be exerciseable for up to two years from the date of cessation of his employment, rather than 90 days after the cessation of his employment had Mr. Barnes not continued to provide services to the Company. This change in the period of termination of Mr. Barnes' vested options is considered a regrant of the options per APB 25, requiring the Company to take a charge in the fourth quarter of $0.8 million, the intrinsic value of the options at the modification date.

    (3) During Q1 2007, the Company reduced its forecast outlook for its Sidewinder product line. In connection with this decision, the Company recorded a $2.8 million provision for excess inventory net of $0.6 million of that reserved inventory which was subsequently sold. During Q4 2007, the Company recorded a $0.7 million provision for excess inventory related to its 2001 product line and $0.4 million for other inventory provisions.


                          ELECTROGLAS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                   May 31,    May 31,
                                                      2007      2006
                                                  ----------- --------
                                                  (unaudited)
ASSETS
Current assets:
   Cash and short term investments                $   30,788  $17,293
   Accounts receivable, net                            9,855   12,619
   Inventories                                        11,247   19,389
   Prepaid expenses and other current assets           2,355    2,149
                                                  ----------- --------
         Total current assets                         54,245   51,450
Restricted cash                                          500      500
Long term investments                                      -    1,974
Property, plant and equipment, net                     4,779    5,089
Other assets                                           4,766    2,833
                                                  ----------- --------
         Total assets                             $   64,290  $61,846
                                                  =========== ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                               $    5,953  $ 9,761
   Accrued liabilities                                 5,711    7,016
   Deferred revenue                                    1,036    1,627
   Convertible subordinated notes                      8,486        -
                                                  ----------- --------
         Total current liabilities                    21,186   18,404
Convertible subordinated notes                        25,750    8,330
Non-current liabilities                                1,558    1,930
Stockholders' equity                                  15,796   33,182
                                                  ----------- --------
         Total liabilities and stockholders'
          equity                                  $   64,290  $61,846
                                                  =========== ========


    CONTACT: Electroglas, Inc.
             Candi Lattyak, 408-528-3801 (Investors and Shareholders) Investor Relations clatty1ak@electroglas.com